                              SPECTRAN CORPORATION




                                                                   EXHIBIT 10.63

                     SpecTran Corporation and Subsidiaries

                          EMPLOYEE PROFIT SHARING PLAN


1.   Purpose

     The SpecTran Corporation (the "Company") Employee Profit Sharing Plan ("EPSP" or the "Plan") is designed to allow employees to share in the profits generated as a result of their work and to encourage employee actions that contribute to increased profitability. This plan covers employees of SpecTran Communication Fiber Technologies, Inc., SpecTran Specialty Optics Company, Applied Photonic Devices, Inc. and Corporate employees of SpecTran Corporation.


2.   Effective Date

     The EPSP was originally effective as of January 1, 1990, and was modified effective January 1, 1995, to give effect to multiple business units. It is intended that the EPSP will be effective for future fiscal years as well. However, the Company's Board of Directors may suspend or terminate the EPSP at any time, and may change the terms of and amend the Plan from time to time in such respects as the Board deems advisable for the best interests of the Company.


3.   Terms and Conditions

     a)   Eligibility

          All full time regular employees (those working 40 or more hours per week) are included in the EPSP, and regular part-time employees may be included in the EPSP on a case by case basis as determined by the CEO. No action on the part of the employee is required in order to be included in the Plan. In order to be eligible for the annual payment made within 90 days from year end, the participant must be an employee in good standing on the last day of the Plan year (December 31). If either the employee or the Company terminates an employee's employment after the end of the Plan year but before the final payment is made, the chief executive officer, at his sole discretion, will decide whether or not the final bonus payment will be made.

                              SPECTRAN CORPORATION





     b)   Employment

          Participation in this EPSP is not intended to be, nor should it be accepted as an offer or contract of employment. The relationship between the Company and its personnel is one of voluntary employment "at will."

     c)   Administration

          The EPSP will be administered by an Administrator who will be selected by the Chief Executive Officer. The Chief Executive Officer shall have the sole authority to interpret the provisions of the Plan, determine the amount of awards earned under the Plan, and to generate payments to participants. All decisions and interpretations of the Chief Executive Officer are final.


4.   Determination of Award

     a)   Overview

          Participants will receive a percentage of their salary based upon the level of their individual operating unit's profitability, with Corporate personnel based upon the level of profitability of all operating units combined. The maximum percentage of salary that can be earned under the EPSP is limited to 10%. In the case of individual operating units, no awards will be earned under the Plan unless the individual operating unit meets certain profitability goals. It is possible for awards to be earned by one or more operating units even if the other operating units, or the Company as a whole, is not profitable.

     b)   Definitions

         (1) Salary: The participants' gross payroll earnings, including overtime and shift differential, but excluding amounts paid for other employee benefit plans such as, for example but not limited to, Company contributions to the 401(k) Plan, disability payments, and excess life insurance contributions.

         (2) Pre-Bonus Income: The operating unit's pre-tax income plus the provision for incentive payments, including a provision for the Company's portion of FICA expense on the incentive payments. The Board of Directors may, at its discretion, decide to either include or exclude from the calculation any unusual non-operating items included in pre-tax income.

         (3) Return on Revenues: The percentage of Pre-Bonus Income divided by revenues.

                              SPECTRAN CORPORATION




         (4) Performance Percentage: The percentage obtained by dividing actual Pre-Bonus Income for the year by the year's budgeted pre-bonus income from the operations plan approved by the Board at the beginning of the Plan year, limited to 125%. The Performance Percentage is used in determining the amount of the award earned under the Plan by a participant.

         (5) Adjusted Return on Revenues: The percentage obtained by multiplying the Return on Revenues times the Performance Percentage.

         (6) EPSP %: The percentage of each participant's Salary that will be paid as an incentive award under this Plan, based upon a formula according to the level of Adjusted Return on Revenues.

         (7) Adjusted Pre-Bonus Income: Pre-bonus income less 6% times operating unit net revenues.

     c)   Calculation of Operating Unit EPSP Award

          The percentage of Salary to be paid to each participant of an operating unit under this EPSP, subject to the maximum limitation of 10%, is calculated as follows:

          RETURN ON REVENUES X PERFORMANCE
          PERCENTAGE = ADJUSTED RETURN ON REVENUES

     The EPSP% is based upon the Adjusted Return on Revenues, as follows:

         Adjusted Return on Revenues                              EPSP %
         ---------------------------                              ------
                 Less than 8%                                       0%
                    8%-9%                                          1%-2%
                   Over 9%                           2% plus 50% times excess over 9%

     The dollar amount to be paid to each participant, subject to the cap of 10% and the limitations in 4(e) below, will be:

          SALARY X EPSP %

     d)  Calculation of Corporate EPSP Award

          The EPSP% for Corporate employees will be based upon the combined Adjusted Return on Revenues for all operating units.

                              SPECTRAN CORPORATION





     e)   Limitations

          The total of all EPSP awards for an individual operating unit to be paid under this Plan cannot exceed 25% of Adjusted Pre-Bonus Income. In the event that the total of all EPSP awards calculated under 4(c) above exceeds 25% of Adjusted Pre-Bonus Income, each participants' EPSP award will be prorated, calculated as follows:

          PARTICIPANT'S SALARY           X 25% OF ADJUSTED PRE-BONUS INCOME
          -------------------------------
          SUM OF ALL PARTICIPANTS' SALARY


5.   Payment

     Within ninety (90) days from year end, each participant's EPSP award will be calculated based on audited results for the entire year, and the full amount of the EPSP award will be paid to participants.

     In order to be eligible for the payment made within 90 days from year end, the participant must be an employee in good standing on the last day of the Plan year (December 31). If employment is terminated after the last day of the Plan year but before final payment is made, the chief executive officer will decide whether or not to make the payment.

                              SPECTRAN CORPORATION





6.   Examples

     The following illustrates how the calculations are performed:

                                                                         OPERATING UNIT PERSONNEL                  CORPORATE
                                                                   CFT             SSOC              APD           COMBINED
                 19XX ACTUAL RESULTS
                 -------------------
                 Revenues                                         30,000           14,000           10,000           54,000
                 Pre-Bonus Income                                  4,200            1,680              800            6,680
                 Return on Revenues                                14.0%            12.0%             8.0%            12.4%

                 19XX BUDGET
                 -----------
                 Pre-Bonus Income                                  4,000            1,500              900            6,400
                 Performance Percentage                           105.0%           112.0%            88.9%           104.4%

                 ADJUSTED RETURN OF REVENUES                       14.7%            13.4%             7.1%            12.9%
                 ---------------------------

                 EPSP % SUBJECT TO LIMITATION                       4.9%             4.2%             0.0%             4.0%
                 ----------------------------

                 LIMITATION:
                 ----------
                 Pre-Bonus Income                                  4,200            1,680              800            6,680
                 6% of Net Revenues                                1,800              840              600            3,240
                                                                   -----              ---              ---            -----
                  Adjusted Pre-Bonus Income                        2,400              840              200            3,440
                 Limitation Rate                                     25%              25%              25%              25%
                                                                     ---              ---              ---              ---
                 Dollar Limit                                        600              210               50              860

                 Salaries & Wages                                  7,000            5,500            1,000           13,500
                                                                   -----            -----            -----           ------
                 EPSP % Limitation                                  8.6%             3.8%             5.0%             6.4%
                                                                    ====             ====             ====             ====

                 ACTUAL EPSP%                                       4.9%             3.8%             0.0%             4.0%
                 ------------                                       ====             ====             ====             ====

                 Participant's Salary                             25,000           30,000           20,000           40,000
                                                                  ------           ------           ------           ------

                 ACTUAL BONUS (NOT ROUNDED)                        1,213            1,145                0            1,580
                 --------------------------                        =====            =====                =            =====